Exhibit 99.1

Consent of Independent Registered Public Accounting Firm

Ericsson US 401(k) Plan

Plano, Texas

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-4813) of Ericsson Inc. of our report dated June 25, 2013, relating to the financial statements and supplemental schedule of the Ericsson US 401(k) Plan which appear in this Form 11-K for the year ended December 31, 2012.

BDO USA, LLP Dallas, Texas June 25, 2013

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firm.